News Release

Mattson Technology Contact	Investor & Media Contact
William Turner	Laura Guerrant
Mattson Technology, Inc.	Guerrant Associates
tel 510-492-6241	tel 808-882-1467
fax 510-492-5963	fax 808-882-1417
Bill.Turner@mattson.com	lguerrant@guerrantir.com

MATTSON TECHNOLOGY, INC. ANNOUNCES
THIRD QUARTER 2007 RESULTS

FREMONT, Calif. - October 24, 2007 - Mattson Technology, Inc. (Nasdaq: MTSN), a leading supplier of advanced process equipment used to manufacture semiconductors, today announced results for the third quarter ended September 30, 2007.

Highlights of this report include:

  Leading Taiwanese foundry selected SupremaTM for 65nm manufacturing and 45nm development

  Major Korean memory manufacturer expands use of Mattson's SupremaTM to High Dose Implant Strip (HDIS)

  Expanded leadership position in wafer manufacturing market with multiple RTP system orders from top manufacturers

  Increased cash position by $12.9 million, while repurchasing $10 million in stock.

Net sales for the current quarter were $58.5 million, down 32.4 percent from $86.5 million for the previous quarter, and down 23.5 percent from $76.5 million in the third quarter of 2006. Net sales for the third quarter of 2006 included royalties of $1.4 million related to the settlement of the patent infringement suit with Dainippon Screen Manufacturing Co., Ltd. ("DNS"). Net income for the current quarter was $3.6 million, or $0.07 per diluted share, compared with $11.5 million, or $0.22 per share, for the previous quarter, and $4.6 million, or $0.09 per share, for the third quarter of 2006. Net income for the current quarter included a tax benefit of $1.5 million, or $0.03 per share, due to non-recurring items.

Gross margin for the current quarter was 43.9 percent, down 4.2 percentage points from 48.1 percent for the previous quarter, and up 9.5 percentage points from 34.4 percent for the third quarter of 2006. Operating expenses for the current quarter were $24.2 million, compared to $26.1 million for the previous quarter and $22.8 million reported for the third quarter of 2006. Operating expenses as a percentage of net sales were 41.3 percent for the current quarter, compared with 30.2 percent for the previous quarter and 29.8 percent in the third quarter of 2006.

Net bookings for the quarter were $35.4 million, down 50.1 percent from $71.0 million for the previous quarter, and down 56.6 percent from $81.6 million for the third quarter of 2006.

Cash, cash equivalents and short-term investments at the end of the third quarter were $166.2 million, up $27.3 million from $138.9 million at the end of 2006. During the current quarter, the Company repurchased $10.0 million of shares of common stock under its previously announced share repurchase program.

- More -

MATTSON REPORTS THIRD QUARTER 2007 RESULTS

David L. Dutton, chief executive officer of Mattson Technology, commented, "Weaker than expected order flow for the third quarter was predominantly due to a slowdown in memory spending. While it is a disappointment, we are encouraged by the substantive progress that we continue to make on the product front. Our product initiatives remain on target as evidenced by a strong track record of wins. Most notably, we made our first SupremaTM shipment to a leading Taiwanese memory manufacturer and received an additional order from a Japanese logic manufacturer."

Dutton continued, "Our new products are driving Mattson's growth. Suprema continues to win at key customer accounts, and we anticipate this to translate into share gains moving forward. In the etch market, our Nexion is completing qualification on our customer's advanced DRAM node, and initial shipments are expected to begin late in the fourth quarter of this year. In addition, demonstration activities of our flash RTP tool with several major customers are proving the advantages of MilliosTM compared to other millisecond annealing tools." Dutton concluded, "Our strategic and tactical initiatives are working to position us for growth."

Attached to this news release are preliminary unaudited condensed consolidated income statements and balance sheets.

Guidance ~ 2007 Fourth Quarter

The Company's guidance for the fourth quarter of 2007 is predicated on a protracted weakness in the DRAM market. For the fourth quarter, Mattson expects the following:

  Bookings between $50 million and $60 million
  Revenues in a range of $45 million to $55 million
  Gross margins between 42 and 44 percent
  Earnings in a range of loss per share of ($0.06) to earnings per share of $0.05
  Fully diluted share count of 52 million.

Expanded Stock Repurchase Plan

In the third quarter, the Company completed the second half of the $20 million share repurchase plan that was authorized by the Board of Directors in April 2007. In a demonstration of its confidence in the Company's ability to operate profitably while also entering new markets, Mattson's Board of Directors has authorized an additional $30 million share repurchase. The timing and quantity of any stock repurchases will be at the sole discretion of the Company. The size and timing of the repurchases will depend on Mattson's share price and may be made from the public markets or in private purchases.

Web Cast

On Wednesday, October 24, 2007, at 2:30 PM Pacific Time (5:30 PM Eastern Time), Mattson will hold a conference call to review the following topics: third quarter 2007 financial results, current business conditions and the near-term business outlook. The conference call will be simultaneously web cast at www.mattson.com under the "Investors" section. In addition to the live web cast, a replay will be available to the public on the Mattson website for one week following the live broadcast.

Mattson will also web cast a slide presentation in conjunction with the conference call, which can also be accessed at www.mattson.com under the "Investors" section.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This news release contains forward-looking statements regarding the Company's future prospects, including, but not limited to: anticipated bookings, revenue, margins, earnings per share, market share, tax rate and fully diluted shares outstanding for future periods. Forward-looking statements address matters that are subject to a number of risks and uncertainties that can cause actual results to differ materially. Such risks and uncertainties include, but are not limited to: end-user demand for semiconductors; customer demand for semiconductor manufacturing equipment; the timing of significant customer orders for the Company's

MATTSON REPORTS THIRD QUARTER 2007 RESULTS

products; customer acceptance of delivered products and the Company's ability to collect amounts due upon shipment and upon acceptance; the Company's ability to timely manufacture, deliver and support ordered products; the Company's ability to bring new products to market and to gain market share with such products; customer rate of adoption of new technologies; risks inherent in the development of complex technology; the timing and competitiveness of new product releases by the Company's competitors; the Company's ability to align its cost structure with market conditions; and other risks and uncertainties described in the Company's Forms 10-K, 10-Q and other filings with the Securities and Exchange Commission. Results for the current quarter are preliminary and subject to adjustment. The Company assumes no obligation to update the information provided in this news release.

About Mattson Technology, Inc.

Mattson Technology, Inc. is the leading supplier of dry strip equipment and the second largest supplier of rapid thermal processing equipment in the global semiconductor industry. The Company's strip and RTP equipment utilize innovative technology to deliver advanced processing performance and productivity gains to semiconductor manufacturers worldwide for the fabrication of current- and next-generation devices. For more information, please contact Mattson Technology, Inc., 47131 Bayside Parkway, Fremont, Calif. 94538. Telephone: (800) MATTSON/(510) 657-5900. Fax: (510) 492-5911. Internet: www.mattson.com.

(consolidated financial tables follow)

MATTSON REPORTS THIRD QUARTER 2007 RESULTS

MATTSON TECHNOLOGY, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,	October 1,	September 30,	October 1,
	2007	2006	2007	2006

Net sales	$ 58,480	$ 76,460	$ 214,965	$ 198,177
Cost of sales *	32,800	50,193	116,422	121,473
Gross margin	25,680	26,267	98,543	76,704
Operating expenses:
Research, development and engineering *	8,099	7,265	26,103	20,563
Selling, general and administrative *	15,924	15,936	48,993	45,760
Amortization of intangibles	128	172	383	516
Gain on disposition of Wet business	-	(572)	-	(572)
Total operating expenses	24,151	22,801	75,479	66,267
Income from operations	1,529	3,466	23,064	10,437
Interest and other income (expense), net	1,669	1,573	6,294	4,231
Income before income taxes	3,198	5,039	29,358	14,668
Provision for income taxes	(374)	452	6,588	1,236
Net income	$ 3,572	$ 4,587	$ 22,770	$ 13,432
Net income per share:
Basic	$ 0.07	$ 0.09	$ 0.44	$ 0.26
Diluted	$ 0.07	$ 0.09	$ 0.43	$ 0.25
Shares used in computing net income per share:
Basic	51,397	52,402	52,163	52,309
Diluted	52,430	53,128	53,194	53,367

_________________________________ * includes the following amounts related to equity awards

Cost of sales	$ 35	$ 18	$ 100	$ 38
Research, development and engineering	126	77	361	192
Selling, general and administrative	816	663	2,488	1,356
Total	$ 977	$ 758	$ 2,949	$ 1,586

MATTSON REPORTS THIRD QUARTER 2007 RESULTS

MATTSON TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	September 30,	December 31,
	2007	2006

ASSETS

Current assets:
Cash, cash equivalents and short-term investments	$ 166,154	$ 138,885
Accounts receivable, net	44,826	55,957
Advance billings	3,931	10,463
Inventories	39,007	40,532
Inventories - delivered systems	-	1,879
Prepaid expenses and other assets	10,749	11,109
Total current assets	264,667	258,825
Property and equipment, net	29,029	27,838
Goodwill	17,182	18,497
Intangibles, net	7,208	7,591
Other assets	9,368	4,001
Total assets	$ 327,454	$ 316,752

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 19,571	$ 19,330
Accrued liabilities	30,637	37,635
Deferred revenue	11,858	16,782
Total current liabilities	62,066	73,747
Income taxes payable, noncurrent	13,709	3,675
Other liabilities	1,354	400
Total liabilities	77,129	77,822

Stockholders' equity:
Common stock	53	53
Additional paid-in capital	622,191	616,827
Accumulated other comprehensive income	17,807	13,525
Treasury stock	(22,987)	(2,987)
Accumulated deficit	(366,739)	(388,488)
Total stockholders' equity	250,325	238,930
Total liabilities and stockholders' equity	$ 327,454	$ 316,752